Exhibit 99.1

October 11, 2006

Mr. Albert Lopez
43832 North Moray Street
Fremont, CA 94539

Dear Albert:

I am pleased to offer you employment with Procera Networks, Inc. (the “Company”) in the exempt position of Vice President of Product Management and Business Development, reporting directly to me. You will be responsible for our product positioning and roadmap and work closely with our engineering organization to insure that we are on track to deliver to our product roadmap. You will also be involved in our strategic relationships and work closely with our VP of Sales and marketing in Busienss Development. You will be employed by Procera Networks, Inc. through Execustaff, Inc., a professional employer organization providing human resources management for the Company.

You will be compensated as follows:

•
Base Salary: $160,000 annually, payable at the rate of $6,153.85 per pay period. You will be paid on a bi-weekly basis, every other Friday, and will be subject to normal withholdings. If a Friday pay period falls on a Company Holiday, you will be paid on the last business day prior to the Holiday. The first and last payment by the Company to you will be adjusted, if necessary, to reflect a commencement or termination date other than the first or last working day of a pay period. In addition to your base salary, you will be elgible for an annual bonus at the completion of our 2007 year, equal to 50% of your base salary. The key deliverables to attain this bonus will be the attainment of both our revenue and gross profit business plan objectives. You will be in the group with the other key executives in the company for this consideration.

•
Stock Options: I have requested that the Board of Directors approve the granting of your incentive stock option to purchase 900,000 shares of the Company’s restricted common stock, at the closing market price of said stock on the start date agreed to in this offer letter. As an officer of the company, your option shall have our standard vesting, except in the event of change of control. If there is a change of control, and you are involuntarily terminated within twelve months of the change of control, then you will be entitled to accelerated or turbo vesting as to each outstanding option granted to you to purchase company common stock. All options shall immediately vest and the company shall not have any repurchase rights with respect to these options or shares.

•	Paid Time-Off: Per Company Policy.

•	Employee Benefits: Per Company Policy.

The Company offers a number of benefits to its employees, presently including, health, dental, long-term disability, short-term disability, and vision insurance, as well as 401(k) and Flexible Spending plans. The Company policy also provides for the direct deposit of paychecks. Details of these benefits are described on the attached summary. The Company reserves the right to alter its policies and/or to amend its benefits in its discretion upon notice to its employees.

Your employment with the Company will be strictly on an at-will basis, which means that either you or the Company can end the relationship at any time upon notice to the other, without cause, for any reason or no reason. The Company also reserves the right to discipline, demote or alter the terms of employment of its employees at any time, with or without cause or advance notice. This letter agreement shall represent the entire understanding concerning the at-will nature of your employment and the possible termination of the employment relationship. This at-will agreement cannot be changed or modified in any way except by a written agreement between you and the Company, authorized in advance by a duly authorized officer of the Company.

Your employment is conditioned upon your signing and returning this letter as well as the following attached documents, which also shall govern the terms of your employment:
•	EMPLOYEE CONFIDENTIALITY AND NON-SOLICITATION AGRFEEMENT
•	PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

Other than as expressly stated in this letter and the attached agreements, the Company makes no promises or representations concerning future promotions, compensation, or other terms and conditions of employment. By accepting employment, you agree that you have not relied upon or been induced to accept employment with the Company on the basis of any such promises or representations.

This agreement is the only agreement between the parties, and supersedes any and all previous verbal or written agreements regarding the issues related hereto. This offer is contingent upon your ability to provide proof of eligibility to work in the United States as required by the Immigration Reform Control Act.

It is anticipated that your employment with Procera Networks, Inc. will commence on October 23d, 2006.

Albert, it has been a pleasure to get to know you through the interview process and now I am looking forward to having you join our Procera Team and to having you make the positive difference that I am certain will come as we continue to position the powerful Packet Logic product into new emerging markets.

Sincerely,

/s/ Douglas Glader
Douglas J. Glader
CEO

Offer accepted: /s/ Albert Lopez   Date: October 11, 2006   Start Date: October 16, 2006